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Great Lakes Dredge & Dock Corporation

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AN IMPORTANT REMINDER TO SUBMIT YOUR PROXY TO VOTE AT OUR ANNUAL MEETING OF STOCKHOLDERS ON MAY 2, 2019

Great Lakes Dredge & Dock’s Independent Directors and Compensation Committee

Urge Stockholders to Vote FOR Our Say-on-Pay Proposal

April 22, 2019

Dear Fellow Great Lakes Dredge & Dock Stockholder:

We are writing to ask for your support in connection with our 2019 Annual Meeting of Stockholders to be held on May 2, 2019 by voting in accordance with the recommendations of our Board of Directors for all proposals in our 2019 Proxy Statement. In particular, we ask that you consider additional contextual factors in evaluating our executive compensation program and to vote FOR our Say-on-Pay proposal (Proposal 3).

2018 was an exceptional year of significant transformation for Great Lakes. Notable 2018 financial achievements, which we believe were a direct result of our restructuring program implemented in 2017 and executed upon in 2018, include:

•	Net debt reduction of over $115 million;
•	$26.4 million increase in net income from continuing operations to $11.0 million;
•	$52.6 million increase in Adjusted EBITDA from Continuing Operations (excluding restructuring) to $109.8 million;
•	Improved safety performance across the Company, with a 27% decrease in recordable injuries year-over-year; and
•	Backlog of $707 million as of December 31, 2018.

During the last twelve months, our stock price has more than doubled: on April 18, 2018, our stock price closed at $4.47 and as of the close of business on April 18, 2019 our stock price was $9.67. In addition, since we announced our restructuring program on October 6, 2017, our stock has outperformed both its peer group average and the NASDAQ composite index as shown below.

We believe that our strong financial and stock price performance is a reflection of our successful execution of our strategic initiatives, including rationalization of certain underutilized and unproductive vessels, implementation of significant cost reductions throughout the Company, and building of a solid backlog of large port deepening projects. We believe the changes we have made to the business position us for future success and the motivation provided by our executive compensation program contributed to that success.

Background Regarding Executive Compensation Program

Our executive compensation program has been thoughtfully designed to 1) attract, motivate and retain highly experienced executives who are considered vital to our short-term and long-term success, profitability and growth; 2) achieve accountability for performance by linking annual cash incentive awards and performance-based restricted stock unit awards to achievement of measurable performance objectives; and 3) align the interests of executives and stockholders through incentive compensation that rewards executives for the achievement of strategic and financial objectives.

We firmly believe that our executive compensation program is well-designed and appropriately aligned with our near-term needs and long-term strategy, and would like to take the opportunity to provide you with additional context that we believe demonstrates the strengths of our pay practices and reinforces the appropriateness of the Compensation Committee’s decisions.

Compensation Committee Actions to Support Strategic Activities

In 2018, the Compensation Committee designed an executive compensation program that would provide specific motivation for the strategic initiatives outlined above. First, the Compensation Committee decided to fund all of the named executive officer’s annual incentive compensation based on the entire Company’s results, as opposed to funding the business segment leaders’ incentive pools on business segment results, which had been our practice in the past. The Compensation Committee believed that this action would enhance alignment across our divisions and among our named executive officers.

Second, the Compensation Committee determined that performance-based restricted stock units (“PRSUs”) granted in 2018 will vest based on the achievement of performance metrics related to earnings before interest and taxes (“EBIT”) and earnings before taxes (“EBT”) because, as we are a capital intensive company, we believe that the use of EBIT and EBT (both of which include our depreciation expense) better ties compensation to the achievement of both our earnings growth and capital efficiency goals than the metrics previously used by the Company.

Third, the Compensation Committee based the annual 2018 PRSU grant on three successive annual targets, rather than the one-year target used in 2017, with performance targets increasing each successive year in the three-year performance period.

Fourth, the Compensation Committee also approved the implementation of a special long-term incentive program in the form of additional PRSU grants. This program was recommended to the Compensation Committee by our CEO, but was for all long-term incentive plan participants other than the CEO, as he wanted to ensure that the entire senior management team remained focused on the goals set forth in our restructuring plan with respect to both operational performance and cost savings targets. This supplemental program was entirely performance- and equity-based, with vesting tied to the achievement of EBT performance goals that we believed represented significant stretch targets over two successive one-year performance periods and vesting on December 31st following the conclusion of the annual performance period.

The Compensation Committee recognizes that discretionary payments should be used judiciously and only in extraordinary circumstances. We believe that fiscal years 2017 and 2018 represented such extraordinary circumstances. For fiscal year 2017, the Compensation Committee authorized limited, one-time discretionary incentive payments to certain of our named executive officers, who played key roles in formulating the Company’s restructuring plan. Execution of that very same plan resulted in the turnaround of the Company’s financial results and outlook in 2018. Then, in 2018, recognizing that the CEO did not participate in the special long-term incentive program described above, the Compensation Committee determined that Mr. Petterson had not been appropriately compensated in light of his leadership role in the design, implementation, and success of the restructuring plan and for the remarkable improvement in financial results described above. While considerably less than Mr. Petterson would have earned had he participated in the special long-term incentive program, the Compensation Committee found the amount of the discretionary bonus appropriate in light of Mr. Petterson’s total compensation package for the year. The Compensation Committee does not anticipate making discretionary payments in the future.

2019 Compensation Committee Activities

Our Compensation Committee reviews our executive compensation program on a continuous basis. For 2019, the Compensation Committee elected to continue the structure of the 2018 executive compensation program, in part, based on feedback from stockholders during the 2018 stockholder engagement program who expressed a desire for continuity of the performance metrics from year-to-year, and in light of the fact that we had made multiple significant changes in the prior year in conjunction with our restructuring plan.

During the course of 2019, the Compensation Committee intends to re-evaluate the program with an eye towards further aligning the program with the evolving company strategy and to re-evaluate whether the program effectively drives the achievement of our long-term strategic goals. Additionally, we will continue to incorporate stockholder feedback into our compensation decisions as deemed appropriate and consistent with our overall executive compensation and business objectives.

Business Transformation and Leadership Transition

A year ago, we told stockholders:

✓	We believed 2018 would be a year of growth and improved returns for the Company. As outlined above, we achieved those goals.
✓	We would achieve cost savings as a result of our rationalization plan, improve our return on capital, reduce debt, and be more profitable in 2018. As outlined above, we achieved those goals.
✓

Our new CEO, Lasse J. Petterson, would drive the strategic review process and execution of our strategic plan. Mr. Petterson led the Company in the achievement of those goals, and we believe he has been instrumental to our improved financial performance.

✓

We would continue to refresh our Board. In 2018, we added Kathleen M. Shanahan, former CEO of Ground Works Solutions, and Ronald R. Steger, former Audit Partner for KPMG LLP. We will continue to evaluate our board composition, to refresh perspectives and to supplement the existing skills of our Board as necessary.

Conclusion

In light of the foregoing, we believe that the actions taken by the Compensation Committee during 2018 were in the best interests of our stockholders. Furthermore, we believe the Company’s compensation programs are designed to incentivize performance and provide accountability for the achievement of goals that will drive stockholder value going forward. We believe that the success of the Company during 2018 is the best evidence for the effectiveness of our executive compensation program.

We ask that you consider this context in voting FOR our Say-on-Pay proposal (Proposal 3) ahead of our 2019 Annual Meeting of Stockholders.

If you have any questions, or need assistance in submitting your proxy to vote your shares, please call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885 or proxy@mackenziepartners.com.

Thank you for your support.

Great Lakes Dredge & Dock Corporation and Subsidiaries
Reconciliation of Net Loss to Adjusted EBITDA from Continuing Operations
(Unaudited and in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net loss	$(7,700)	$(6,536)	$(6,293)	$(31,260)
Income (loss) from discontinued operations, net of income taxes	$(12,662)	$(1,683)	(17,309)	$(15,892)
Income (loss) from continuing operations	4,962	(4,853)	11,016	(15,368)
Adjusted for:
Interest expense—net	7,876	7,612	33,578	26,032
Income tax provision (benefit)	3,241	(27,184)	5,437	(33,761)
Depreciation and amortization	12,289	20,640	50,389	55,962
Loss on extinguishment of debt	—	—	—	2,330
Adjusted EBITDA from continuing operations	$28,368	$(3,785)	$100,420	$35,195
Excluded for:
Impact of restructuring	4,592	20,360	9,387	21,982
Adjusted EBITDA from continuing operations, excluding restructuring	$32,960	$16,575	$109,807	$57,177